Exhibit 99.1

275 West Federal Street

Youngstown, Ohio 44503-1203

FOR IMMEDIATE RELEASE

Media Contact: Colleen Scott Vice President of Marketing Home Savings (330) 742-0638	Investor Contact: James R. Reske Chief Financial Officer United Community Financial Corp. (330) 742-0592
cscott@homesavings.com	jreske@ucfconline.com

Home Savings Completes Bulk Sale of Troubled Assets; Achieves Regulatory Asset

Quality Targets Ahead of Schedule

Youngstown, Ohio (September 24, 2012) –United Community Financial Corp. (United Community or the Company) (Nasdaq: UCFC), the holding Company of The Home Savings and Loan Company of Youngstown, Ohio (Home Savings or the Bank), announced today that Home Savings has successfully completed the bulk sale of a substantial amount of the Bank’s troubled loans, along with other assets, to an unrelated party. Assets with a total book balance of $114.8 million were sold in the bulk sale. The Home Savings board of directors approved the transaction agreement on Wednesday, September 19, 2012 and the transaction was completed on Friday, September 21, 2012.

As a result of the transaction, Home Savings has now exceeded the asset quality targets set forth in its recent Consent Order. The Consent Order required the Bank to reduce total adversely classified assets to a level at or below approximately $219.2 million by September 30, 2012 and $146.0 million by March 31, 2013. Immediately following the sale, total classified assets were approximately $85.0 million.1 Classified assets peaked at $292.2 million in May 2011.

Patrick W. Bevack, President and CEO of United Community and Home Savings said, “This represents an enormous step forward for the Company. We had already reduced classified assets by $57.3 million in the first half of 2012, and this bulk sale will lift another $92.7 million in classified assets off of our books. With the bulk sale we are announcing today, we have achieved a substantial improvement in our asset quality and a dramatic reduction in our risk profile, and have met our regulatory asset quality targets well ahead of schedule.”

[1]	Data as of August 31, 2012, less the amount of classified assets sold in the bulk sale

In prior years, management had intended to work through these classified assets in the normal course of business. However, favorable conditions and circumstances presented themselves at the current time, permitting the sale. Bevack continued, “By executing the sale, the Bank has accomplished, in one step, a meaningful cleanup of the balance sheet that would have taken months if not years to do in the ordinary course of business.”

Home Savings will record a loss on the transaction of $29.4 million, which, along with certain other transaction-related expenses, will be reflected in third quarter results. However, the Bank’s Tier 1 leverage ratio is expected to remain above 8.0% even after recording this loss. While Home Savings is still operating under a Consent Order requiring a minimum Tier 1 leverage ratio of 9.0%, the Company has worked closely with its regulators to keep them informed of the transaction and obtained their concurrence to complete the sale along with the Bank’s commitment to meet the 9.0% requirement by March 31, 2013. “Our close communication and cooperation with regulators was key to the successful execution of this transaction,” said Bevack.

While the Company does not expect to report third quarter results for some time, all of the Bank’s major asset quality ratios are expected to show strong improvement. The table below shows the impact on several of the Bank’s asset quality measures as if the transaction were effective at June 30, 2012:

Asset Quality Measure(1)	June 30, 2012 (As Reported)	June 30, 2012 (Pro forma)	Change
Classified Loans	$171,839	$80,186	$(91,653)
ORE and Repossessed Assets	$24,778	$23,701	$(1,077)
Total Classified Assets	$196,617	$103,886	$(92,731)
Classified Assets/(Tier 1 + ALLL)	91.41%	58.44%	-32.97%
Total Nonperforming Loans	$114,529	$51,246	$(63,283)
Allowance for Loan Losses	$30,933	$22,973	$(7,960)
Reserves/Nonperforming Loans	27.01%	44.83%	17.82%
Nonperforming Assets/Total Assets	7.31%	4.16%	-3.15%
Noncurrent Loans (30+ Days Delinquent)	$109,785	$56,736	$(53,049)
Texas Ratio(2)	62.59%	39.66%	-22.93%

1.	Dollar amounts in thousands. All dollar amounts shown are book balance prior to any reserves. This table is for illustrative purposes only and reflects the deduction of bulk sale assets at their value as of the bulk sale closing date as applied to 6/30/2012 balances
2.	Texas Ratio is defined as nonperforming assets divided by the sum of tangible common equity and the allowance for loan losses

Credit risk remaining in the loan portfolio following the sale is concentrated in six loan relationships, which together total $33.0 million and comprise over half of the remaining $63.9 million in classified loans immediately following the sale.2

[2]	Data is as of August 31, 2012, less the amount of classified loans sold in the bulk sale. The difference between this classified loan figure and the June 30 pro forma classified loan balance shown in the table above represents the decline in classified loan balances from June 30, 2012 to August 31, 2012

“Two things about this transaction were very important,” commented Bevack. “First, even after executing this transaction we still expect to keep our Tier 1 capital ratio above 8.0% — and we plan to be back above 9.0% by March 31, 2013. Second, we believe that the remaining credit problems on our balance sheet are already identified and reserved for.”

Home Savings was assisted in the transaction by Sandler O’Neill Mortgage Finance L.P.

Home Savings is a wholly-owned subsidiary of United Community and operates 34 full-service banking offices and eight loan production offices located throughout Ohio and western Pennsylvania. Additional information on United Community and Home Savings may be found on United Community’s web site: www.ucfconline.com.

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When used in this press release, the words or phrases “believes,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “plans to,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic conditions in United Community’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in United Community’s market area, Home Savings’ ability to comply with the terms of the Consent Order, Untied Community’s ability to raise capital at all or on terms satisfactory to it, and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. United Community cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. United Community advises readers that the factors listed above could affect United Community’s financial performance and could cause United Community’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

United Community does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events unless required by law.

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